Exhibit 10.9

[Translation of Chinese original]

Technology License Agreement

This Agreement is entered into by the following parties on June 7, 2004 in Beijing, the People’s Republic of China (the “PRC”, for the purposes of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

Licensor: Beijing Novel-Tongfang Digital TV Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC law, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Licensee: Beijing Super TV Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, 4/F, Room 406, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu.

Whereas:

(1)	Party A entered into with Novel-Tongfang Information Engineering Co., Ltd. (“Novel-Tongfang”) an Asset Transfer Agreement on June 7, 2004 (the “Asset Transfer Agreement”), pursuant to which Novel-Tongfang will transfer its businesses and assets related to digital TV businesses to Party A, who shall own entire and full rights and interests of the assigned Technologies (as defined herein), and Party A is willing to license Party B the exclusive use rights of such Technologies pursuant to the provisions hereunder; and

(2)	Party B needs Party A’s Technologies to develop its digital TV businesses hereunder.

NOW THEREFORE, both Parties agree as follows through friendly consultations:

Article 1 Definitions

The following descriptions on the definitions and implications of expressions and names herein shall prevail unless defined otherwise herein:

1.1	“Technologies” means any technologies listed in Annex 1 hereto, which is assigned by Novel-Tongfang to Party A and on which Party A owns entire and full rights and interests, or any other technology that Novel-Tongfang is currently in the unfinished process of assigning to Party A including but not limited to any computer software copyrights, patents, non-patent technologies and know-hows related to digital TV businesses. Each of such computer software copyrights and patents is within its protection period or effective term.

1.2	“Technical Materials” mean all the materials for any science, technology and products related to the Technologies, including any technical data, drawings, manuals, handbooks, designs, calculations, operation and maintenance guidelines, as well as products inspection standards.

1.3	“Licensed Region” means any of the jurisdictions, including China, where any of the Technologies is protected.

1.4	“Third Party” means any individual, legal person, company, enterprise, government agency or other commercial entity other than Party A and Party B.

1.5	“License Period” means the time period when Party A is permitted to use the Technologies hereunder, which shall be ten years starting from the Effective Day. If the protection period or effective term of any Technology is expired within the license period, such Technology shall be no longer within the scope of the Technologies hereunder and may be used by Party B without Party A’s permission.

1.6	“Effective Day” means the date when this Agreement is duly executed by both Parties.

Article 2 License Content

2.1	Pursuant to provisions herein, Party B agrees to use, and Party A permits Party B to use, the Technologies within the Licensed Regions and the License period.

2.2	Party A hereby grants Party B the exclusive license to use the Technologies, thus Party A may not re-license any Third Parties to use the Technologies within the Licensed Regions and the License Period hereunder, while Party B may permit any Third Parties, without Party A’s consent, to use the Technologies within the Licensed Regions and the License Period, provided that the scope of such re-license shall not exceed that of the original license. Party A reserves the right to use the Technologies by itself.

2.3	Party A shall make all the legal procedures to complete all necessary approvals, registrations and filings to ensure the Technologies to obtain the greatest legal protection, pay all taxes on time pursuant to applicable laws and regulations to maintain its entire and sufficient rights and interests on such Technologies and renew the protection period or effective term to the maximum length of time as permitted by law.

2.4	Both Parties agree that, after the Effective Day, both Parties shall unconditionally enter into any other legal documents for the purpose of this Agreement and take any other action necessary for the purpose of this Agreement, including any legal approvals, registrations and filings.

2.5	Party B is entitled to independently develop and produce other technologies on the basis of the Technologies. Subject to any restrictions by the PRC law or by certain relevant commercial factors such as market sensitivity, any computer software copyrights, patents, non-patent technologies or know-how newly developed by Party B shall be solely owned by Party B.

Article 3 Consideration for License

3.1	Both Parties agree that Party A licenses Party B to use the Technologies without any charge.

Article 4 Each Party’s Responsibilities and Obligations

4.1	Party A’s responsibilities and obligations are:

(1)	To provide the Technologies within five days after the Effective Day;

(2)	To provide the Technical Materials within five days after the Effective Day and ensure such Technical Materials are without any omission or concealment;

(3)	To train Party B’s technical staff upon Party B’s requests and provide any other reasonable technical support for the purpose of this Agreement; and

(4)	To provide Party B instructions to use the Technologies upon Party B’s requests.

4.2	Party A’s responsibilities and obligations are:

(1)	To use the Technologies in legal and appropriate ways without infringing on any intellectual properties of Party A and any Third Parties.

Article 5 Infringement and Confidentiality

5.1	Party A warrants that it is the legal owner of all the Technologies and the Technical Materials provided to Party B hereunder and has the right to provide them to Party B. In the event that any Third Parties claim that such Technologies or Technical Materials infringe on their intellectual properties, Party A shall be responsible for dealing with such Third Parties on the matter and shall assume all legal and financial liabilities.

5.2	Party B agrees to keep confidential all Technologies provided by Party A during the License Term. If any or all of the Technologies become known to the public due to any public announcements by Party A or any Third Parties or any other reasons, Party B shall no longer undertake its relevant obligations of confidentiality.

5.3	After the termination of this Agreement, Party B shall cease to use any Technologies provided by Party A, unless it is re-licensed by Party A. The confidentiality provisions herein shall survive the termination of this Agreement. Through consultations between both Parties three months prior to the expiration of the License Term, if necessary, Party A may renew this Agreement and permit Party B to continue to use the Technologies, provided that the renewed agreement shall have the same terms and conditions as those hereunder.

5.4	After the Effective Day, both Parties shall coordinate with each other and promptly notify any other Party of the details of any claims against any Party in connection with the Technologies.

Article 6 Warranties and Covenants

6.1	Each Party makes the following representations, warranties and covenants to the other Party:

(1)	It has powers to execute this Agreement and perform its obligations hereunder;

(2)	It shall enter into all agreements on various matters necessary for the completion of the transaction contemplated herein; and

(3)	The execution of this Agreement and the completion of the transaction contemplated herein do not violate any Party’s other agreements, commitments or other legal documents.

Article 7 Breach of Contract and Indemnification

7.1	Any direct or indirect violation of any provisions hereof by any Party, or any no-action or delayed or insufficient action in performing any obligations hereof by any Party shall be deemed as a event of default. The non-default Party shall be entitled to request in writing the default Party to rectify such default and the default Party shall take sufficient, effective and timely measures to eliminate any consequences of such default and indemnify the non-default Party for any relevant losses within thirty days after receiving such written request.

7.2	After the occurrence of any event of default, if the non-default Party reasonably and objectively believes that such event of default has made its performance hereunder impossible or unfair, it may notify the default Party in writing that it shall suspend its performance hereunder until the default Party takes sufficient, effective and timely measures to eliminate any consequences of such default and indemnify the non-default Party for any relevant losses.

7.3	The default Party shall indemnify the non-default Party for all relevant losses including any direct financial losses, any anticipated indirect losses and extra costs including but not limited to attorney fees, litigation of arbitration fees, accounting expenses and travel expenses.

Article 8 Force Majeure

8.1	“Force Majeure” means those events that cannot be reasonably controlled, forecasted or even if they were forecasted but cannot be avoided, and these events preclude, affect or delay any Party’s performance of all or part of its obligations hereunder. These events include but not limited to earthquake, typhoon, flood, fire or other natural disasters, war or other similar events.

8.2	In the event of any force majeure, the affected Party shall notify the other Party promptly of the details of such event including the nature, date and anticipated duration as well as the extent that it precludes such Party’s performance hereunder.

8.3	In the duration of the event of force majeure, the affected Party shall periodically notify the other Party of the state quo of the event. The affected Party shall immediately notify the other Party in writing when the event of force majeure is over.

8.4	The affected Party may suspend its performance hereunder until the elimination of the consequences of such event of force majeure, and shall not assume relevant liabilities, provided that the affected Party shall make its best efforts to overcome such event and minimize any adverse effects.

8.5	The affected Party shall provide the other Party evidencing documentations certified by the notary authorities (or any other applicable authorities) of the jurisdiction where the event of force majeure has occurred. If the affected Party fails to provide such documentations as the proof of the event of force majeure, the other Party may request the affected Party to bear the liabilities for a breach of contract.

Article 9 Entireness

9.1	This Agreement constitutes the entire agreement on the contemplated matters herein and other related matters and supersedes all previous agreements on such matters.

9.2	Other than the provisions hereof, there is no other understanding, obligation, representation or covenant. Other than anything explicitly set forth herein, no other right is granted to any Party by this Agreement.

Article 10 Transfer of Rights and Obligations

10.1	This Agreement is binding upon any successors and assignees of any Party. Without the other Party’s prior written consent, no Party may transfer any of its rights and obligations hereunder.

Article 11 Revision of Agreement and Early Termination

11.1	Both Parties may amend or terminate this Agreement before expiration at any time by mutual consent.

11.2	In the event that any of the following circumstances occurs to any Party, the other Party may terminate this Agreement before expiration by notifying the other Party in writing:

(1)	Any party breaches this Agreement and fails to remedy such breach or take sufficient, effective and prompt measures to eliminate the consequences of such breach and to indemnify the non-default Party for the relevant losses within ten days after the non-default Party delivers a written notice pursuant to 7.1 hereof;

(2)	Any party goes bankrupt or enters into liquidation procedures;

(3)	Any party terminates its operations;

(4)	Failure in performing this Agreement due to any event of force majeure as set forth herein.

11.3	The written set forth stated in previous paragraph shall explicitly describe any reasons for terminating this Agreement before expiration. This Agreement shall be terminated on the eleventh day after such written notice is issued.

11.4	Any early termination of this Agreement shall not affect any rights or obligations previously assumed by each Party prior to such early termination.

Article 12 Settlement of Disputes and Governing Laws

12.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed by both Parties in writing, it shall be settled according to 12.2 and 12.3 hereof.

12.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

12.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

12.4	The conclusion, effectiveness and interpretation of this Agreement as well as the settlement of disputes shall be governed by the PRC law.

Article 13 Miscellaneous

13.1	This Agreement shall come to effect on the date when both Parties duly and officially execute this Agreement.

13.2	Any amendments hereto shall be in writing and executed by both Parties. Any of the amended parts or supplemented parts shall be an integral part hereof.

13.3	No Party may transfer or purport to transfer all or part of its rights or obligations hereunder, without the other party’s written consent.

13.4	If any provision hereof is deemed invalid by a court or arbitration tribunal, the effectiveness of the other provisions hereof shall not be affected.

13.5

Any notices under this Agreement shall be made in writing and be delivered by registered mail, courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

13.6	This Agreement is made with two original copies. Each Party holds one copy. Any annex hereto is an inseparable part hereof and have the equal legal effects.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof.

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.
Legal/Authorized Representative:	/s/ Dong Li
(Seal)

Party B: Beijing Super TV Co., Ltd.
Legal/Authorized Representative:	/s/ Zengxiang Lu
(Seal)

Annex 1: List of the Technologies which were transferred by Novel-Tongfang to Party A, who possesses all the rights and interests of such Technologies (Omitted)